Avantis Total Equity Markets ETF
January 2026

Schwab Rule 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

    THIS AGREEMENT, dated as of January 26, 2026, by and among American Century ETF Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquiring Management Company”), on behalf of its series identified on Schedule A, severally and not jointly (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), and Schwab Strategic Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series identified on Schedule B, severally and not jointly (each, an “Acquired Fund,” and collectively, the “Acquired Funds”).

WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

    WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

I.     TERMS OF INVESTMENT

A.    In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind).

(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant (an organization that has the right to create and redeem shares of an Acquired Fund) that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 5% of the

Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem the Acquired Fund’s shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund.

B.    In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

II.     REPRESENTATIONS OF THE ACQUIRED FUNDS

    In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement..

III.    REPRESENTATIONS OF THE ACQUIRING FUNDS

A.In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

B.    Each Acquiring Fund will promptly notify an Acquired Fund in writing at the time of any purchase or acquisition of shares of the Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities. Upon such investment, such Acquiring Fund shall also provide to the Acquired Fund in writing a list of the names of each “affiliated person” (as defined under the 1940 Act) of the Acquiring Fund that is (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, (iii) an issuer that privately places its own fixed-income securities, (iv) a bank that provides credit support or structures money market securities or (v) a futures commission merchant or a swap dealer, and shall notify the Acquired Fund of any changes to such list as soon as reasonably practicable after a change occurs.

    C.    Each Acquiring Fund will promptly notify an Acquired Fund in writing of any purchase or acquisition of shares of the Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities.

D.    Each Acquiring Fund will promptly notify an Acquired Fund in writing of any purchase or acquisition of shares of an Acquired Fund that causes such Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, to hold more than 25% of such Acquired Fund’s total outstanding voting securities.

E.    Each Acquiring Fund will notify an Acquired Fund in writing any time an Acquiring Fund and its Advisory Group, as applicable, no longer holds voting securities of the Acquired Fund in excess of the amount noted in Sections III.B., III.C. or III.D. above.

    F.    An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in an Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

G.    Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any direct purchase of Creation Units by an Acquiring Fund.

IV.    INDEMNIFICATION

A.The Acquiring Management Company and the Acquiring Funds, severally and not jointly, agree to hold harmless, indemnify and defend an Acquired Fund and the Trust, including any of their principals, trustees, officers, employees and agents (“Trust Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund and/or the Trust, including any Trust Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquiring Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a violation or alleged violation by such Acquiring Fund of any provision of this Agreement; or (iii) a violation or alleged violation by such Acquiring Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

B.The Trust and the Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend an Acquiring Fund and the Acquiring Management Company, including any of their principals, trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund and/or Acquiring Management Company, including any Acquiring Fund Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquired Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a violation or alleged violation by such Acquired Fund of any provision of this Agreement; or (iii) a violation or alleged violation by such Acquired Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

C.In any action involving the Acquiring Funds or the Acquired Funds under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

V.     USE OF NAME

A.    The Acquired Funds hereby consent to the following information being included in the Acquiring Funds’ prospectuses, statements of additional information, fact sheets or similar disclosure documents, and shareholder reports: (a) the name of the Trust or an Acquired Fund, and the names of their affiliates and (b) a description of an Acquired Fund’s investment strategy and risks. To the extent that an Acquiring Fund refers to the Trust or one or more Acquired Funds in any such materials (except when the reference to the Trust or an Acquired Fund is included in a list of holdings), each Acquiring Fund agrees to refer to the Trust as “Schwab Strategic Trust” and refer to such Acquired Funds as, for example, “Schwab [________] ETF”. In addition, except when the reference to the Trust or an Acquired Fund is included in a list of holdings, the Acquiring Fund agrees to include the following notice within reasonable proximity to the reference of the Trust or such Acquired Fund: “None of Schwab Strategic Trust, Schwab [_________] ETF, or Charles Schwab Investment Management, Inc. make any representations regarding the advisability of investing in [Name of Acquiring Fund].”

B.     No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquired Fund, the Trust, Charles Schwab Investment Management, Inc. or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Charles Schwab Investment Management, Inc. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund or of Charles Schwab Investment Management, Inc. without entering into a separate trademark license agreement with Charles Schwab Investment Management, Inc.

VI.    NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Acquired Funds:
Charles Schwab Investment Management, Inc.
Attn: President
9800 Schwab Way
Lone Tree, CO 80124
Email address:SchwabIntermediaryOversight@schwab.com

With a copy to:

Charles Schwab Investment Management, Inc.
Attn: Chief Counsel
9800 Schwab Way
Lone Tree, CO 80124

Fax No: 415 667 0078

If to the Acquiring Funds:

American Century ETF Trust
c/o American Century Investments
Attn: General Counsel
4500 Main Street
Kansas City, MO 64111
Email: LG-Legal_Notices@americancentury.com

VII.     ADDITION OF NEW FUNDS

A.    Schedule A lists the Acquiring Funds governed by the terms of this Agreement.  In the event that the Acquiring Management Company desires to add an additional series as an “Acquiring Fund” under this Agreement, it shall so notify the Trust in writing, and subject to the Trust’s written acceptance of such addition, the additional series shall be added to Schedule A by written amendment as an “Acquiring Fund” hereunder prior to any investment by such additional series and shall be governed by the terms of this Agreement.

B.    Schedule B lists the Acquired Funds eligible for investment as of the date of this Agreement. In the event an Acquiring Fund wishes to (i) invest in a Schwab ETF that is in existence as of the date of this Agreement but is not listed on Schedule B or (ii) invest in a Schwab ETF created after the date of this Agreement, the parties agree that, pending confirmation by the Trust that such Schwab ETF has been deemed eligible for investment, such Schwab ETF shall be added to Schedule B by written amendment prior to any investment by the Acquiring Fund and the investment shall be governed by the terms of this Agreement.

VIII.    GOVERNING LAW

    A.    This Agreement will be governed by California law without regard to choice of law principles.

    B.    In any action involving an Acquired Fund under this Agreement, the Acquiring Management Company and each Acquiring Fund agree to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of the Trust.

IX.     TERM AND TERMINATION

A.    This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until termination pursuant to Section IX.B. below.

B.    This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance of the Rule.

X.    MISCELLANEOUS

A.    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other.

B.    Amendments. This Agreement may be amended or modified only by a written amendment signed by an authorized representative of each party.

C.    Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

D.    Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

E.     Waiver of Notice to Terminate Prior Agreement. To the extent that the parties have entered into an existing agreement pursuant to which one or more Acquiring Funds may invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on exemptive relief obtained by the Trust (the “Participation Agreement”) the parties hereby mutually agree to terminate the Participation Agreement as of the date hereof and waive any notice required for termination as set forth therein. This waiver of notice to terminate shall extend to all acquired funds, as defined under the Participation Agreement, regardless of whether such acquired funds are subject to this Agreement.

F.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

American Century ETF Trust, on behalf of its series
listed on Schedule A, Severally and Not Jointly

By: /s/ Patrick Bannigan
Name: Patrick Bannigan
Title: President

Schwab Strategic Trust, on behalf of its series
listed on Schedule B, Severally and Not Jointly

By: /s/ Dana Smith
Name: Dana Smith
Title: CFO Schwab Funds and ETFs

SCHEDULE A

Avantis Total Equity Markets ETF

SCHEDULE B

Schwab U.S. Broad Market ETF
Schwab U.S. Large-Cap ETF
Schwab U.S. Large-Cap Growth ETF
Schwab U.S. Large-Cap Value ETF
Schwab U.S. Mid-Cap ETF
Schwab U.S. Small-Cap ETF
Schwab U.S. REIT ETF
Schwab International Equity ETF
Schwab International Small-Cap Equity ETF
Schwab Emerging Markets Equity ETF
Schwab U.S. TIPS ETF
Schwab Short-Term U.S. Treasury ETF
Schwab Intermediate-Term U.S. Treasury ETF
Schwab U.S. Dividend Equity ETF
Schwab U.S. Aggregate Bond ETF
Schwab Fundamental U.S. Broad Market ETF
Schwab Fundamental U.S. Large Company ETF
Schwab Fundamental U.S. Small Company ETF
Schwab Fundamental International Equity ETF
Schwab Fundamental International Small Equity ETF
Schwab Fundamental Emerging Markets Equity ETF
Schwab 1000 Index® ETF
Schwab International Dividend Equity ETF
Schwab 1-5 Year Corporate Bond ETF
Schwab 5-10 Year Corporate Bond ETF
Schwab Long-Term U.S. Treasury ETF
Schwab Municipal Bond ETF
Schwab High Yield Bond ETF
Schwab Ultra-Short Income ETF